Exhibit 99.1

New Century Bancorp Will Not Participate in U.S. Treasury’s TARP Capital Purchase Program

Company Release—11/24/2008 16:58

DUNN, N.C., Nov. 24 /PRNewswire-FirstCall/ — New Century Bancorp (Nasdaq: NCBC), the holding company for New Century Bank, will not participate in the U.S. Treasury Department’s TARP Capital Purchase Program, announced William L. Hedgepeth II, president and CEO.

“As is our fiduciary responsibility, we evaluated the TARP Capital Purchase Program,” Hedgepeth said. “In doing so, we determined that it was not in the best interest of our shareholders and our Company to participate.

“The Treasury’s intent in creating the plan is good — to strengthen our nation’s financial system and, by so doing, to strengthen the overall economy — and we support their efforts. We simply believe participation is not right for New Century Bancorp and our future plans.”

New Century Bancorp is considered “well-capitalized” by regulatory standards. Specifically, the Company’s three capital ratios as of September 30, 2008 were as follows:

•	Total risk-based capital ratio = 14.72% versus 10.00% required to be a well-capitalized bank

•	Tier 1 risk-based capital ratio = 13.47% versus 6.00% required to be a well-capitalized bank

•	Leverage ratio = 10.96% versus 5.00% required to be a well-capitalized bank

As of September 30, 2008, New Century Bancorp reported total assets of $596.5 million. Founded in 2000, New Century Bank is a full-service community bank, serving 8 cities through 10 offices in southeastern North Carolina along the I-95 corridor.

Stock symbol: NASDAQ: NCBC

The information as of and for the quarter and nine months ended September 30, 2008, as presented is unaudited. This news release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

SOURCE New Century Bancorp

Contact: Allan Sturges, Senior Vice President and Controller of New Century Bancorp, +1-910-892-7080, allans@newcenturybanknc.com